CERTIFICATE OF INCORPORATION

OF

BAYHILL CAPITAL CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (“DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST:	The name of this corporation is BayHill Capital Corporation (the “Corporation”).

SECOND:
The Corporation’s Registered Office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The registered agent in charge thereof is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:
The aggregate number of shares that the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, having a par value of $0.0001 and four hundred thousand (400,000) shares of preferred stock (“Preferred Stock”), having a par value of $0.0001.

Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors may determine, subject to any applicable requirements of the Investment Company Act of 1940 (the “1940 Act”), without shareholder approval, as hereinafter provided.  The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, for a series of Preferred Stock.  Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall (i) fix and determine, and is hereby expressly empowered to fix and determine, by resolution, or resolutions, the designations, powers, preferences, relative participating, optional, and other special rights, qualifications, limitations, and restrictions, of the shares of such series and (ii) make such filings and recordings with respect thereto as required by the DGCL.  Each series of Preferred Stock shall be given a distinguishing designation.

The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock.  All shares of Preferred Stock of any one series shall be identical in all respects with all shares of such series, except that shares of any one series issued at different times may differ as to the dates from which any dividends thereon shall be payable and, if cumulative, shall cumulate.

Unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution, or resolutions, by the Board of Directors and appropriate filing and recording to the extent required by the DGCL.  In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series, and my be reissued as part of such series or as part of any other series of Preferred Stock.

Unless otherwise provided in the resolution, or resolutions, of the Board of Directors providing for the issuance thereof, shares of any series of Preferred Stock that shall be issued and thereafter acquired by the Corporation through purchase, redemption (whether through the operation of a sinking fund or otherwise), conversion, exchange, or otherwise shall be retired and shall resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and may be reissued as part of such series or as part of any other series of Preferred Stock.

FIFTH:	The name and mailing address of the incorporator of the Corporation are as follows:

Brian G. Lloyd
185 South State Street, Suite 1300
Salt Lake City, UT  84111

SIXTH:
The number of directors which constitute the whole Board of Directors of the Corporation and the manner of their election shall be designated in the By-laws of the Corporation, as in effect from time to time.

SEVENTH:	The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-laws of the Corporation.

EIGHTH:
Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

NINTH:
To the fullest extent permitted by law, except to the extent limited by Section 102(b)(7) of the DGCL, as amended from time to time, no director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither this Certificate of Incorporation nor repeal of this Article Ninth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

[Signature page follows]

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this ___ day of __________, A.D. 2008.

                        Incorporator:

                        _______________________________________
                        Brian G. Lloyd